Exhibit 23.1

Consent of Independent Accountants

     We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Onyx Acceptance Owner Trust 2004-C of our report dated February 10, 2004 relating to the consolidated financial statements of XL Capital Assurance Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which appears as Exhibit 99.1 in XL Capital Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
New York, New York

August 20, 2004